EXHIBIT 10.3

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (the “Agreement”) is made as of this 2nd day of July, 2010 (the “Effective Date”), between HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company (“Borrower”) and AGSTAR FINANCIAL SERVICES, PCA, a United States instrumentality (“Lender”).

RECITALS

A.                                    The Borrower is indebted to Lender under the following promissory notes (collectively, the “Notes”):

(i)                                     A Term Note dated October 1, 2007 in the original principal amount of $59,583,000.00 (“Note One”);

(ii)                                  A Term Revolving Note dated October 1, 2009 in the original principal amount of $5,000,000.00 (“Note Two”).

(iii)                               A Second Amended and Restated Revolving Line of Credit Note of even date herewith in the original principal amount of $6,750,000.00 (“Note Three”).

B.                                    The Borrower’s obligations to the Lender are further evidenced by an Fourth Amended and Restated Master Loan Agreement dated as of October 1, 2007 (the “MLA”); a Third Supplement to the Master Loan Agreement (Term Loan) dated as of October 1, 2007 (the “Third Supplement”); an Fourth Supplement to the Master Loan Agreement (Term Revolving Loan) dated as of October 1, 2007 (the “Fourth Supplement”); and an Amended and Restated Fifth Supplement to the Master Loan Agreement (Revolving Line of Credit Loan) of even date herewith (the “Fifth Supplement”) between Borrower and Lender (collectively, the “Loan Agreement”).

C.                                    The loans evidenced by the Notes and the Loan Agreement (the “Loans”) were made by Lender to Borrower for the purpose of constructing and operating an ethanol production facility in or near Heron Lake, Minnesota (the “Project”).

D.                                    As collateral for the Notes, the Borrower has granted to Lender (among other things):

(i)                                     a Mortgage, Security Agreement and Assignment of Rents and Leases dated September 29, 2005 and recorded in the Office of the County Recorder of Jackson County on September 30, 2005, as Instrument No. 244879 and as amended and restated by that certain Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated November 20, 2006 and recorded in the Office of the County Recorder of Jackson County on December 6, 2006 as Instrument No. 248498; Second Amended and Restated Mortgage, Security Agreement and Assignment of Rents and

Leases dated December 27, 2006 and recorded in the Office of the County Recorder of Jackson County on December 27, 2006 as Instrument No. 248658 and Third Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated May 18, 2007 and recorded in the Office of the County Recorder of Jackson County on June 4, 2007 as Instrument No. A 250019  collectively, the “Mortgage”) under which Lender has a lien in certain real property in Jackson County, Minnesota, as further described in the Mortgage (the “Real Property”);

(ii)                                  security interests in all of the assets of the Borrower, including without limitation, inventory, chattel paper, accounts, equipment, general intangibles, deposit accounts, and commodity accounts, (collectively, the “Collateral”) pursuant to the provisions of a Security Agreement dated September 29, 2005 (the “Security Agreement”); and

(iii)                               collateral assignments of all material contracts related to the Project, including, without limitation, construction agreements, ethanol and distillers grains marketing agreements, grain procurement contracts and coal supply and transport agreement (collectively, the “Assignments”).

E.                                      The Loan Agreement, the Notes, the Mortgage, the Security Agreement, the Assignments and all other documents evidencing the obligations of the Borrower under the Loans are referred to in this Agreement as the “Loan Documents.”  All capitalized terms not otherwise defined in this Forbearance Agreement shall have the meaning attributed to such terms in the Loan Documents.

F.                                      The Borrower has failed to maintain the financial covenants of Section 5.01(d), (e) and (g) of the MLA. As a result of the Borrower’s financial covenant defaults, Lender has the option to declare the Notes fully and immediately due and payable without defense or right of setoff.

G.                                    As a result of these financial covenant defaults, the Borrower has requested that the Lender forbear from i) declaring the Notes fully and immediately due and payable, and ii) from exercising its enforcement and collection rights.

H.                                    In consideration of the facts set forth in these Recitals, which the parties agree are true and correct, and in consideration for entering into this Agreement, the Lender is willing to grant such forbearance upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1.                                      Acknowledgment of Default.  The Borrower acknowledges due execution and delivery of the Loan Agreement, Notes, Mortgage and Security Agreement and acknowledges that the same are valid and enforceable by the Lender against the Borrower in accordance with their terms.  The Borrower acknowledges that it is in default under the Loan Documents.  The

Lender acknowledges that the Borrower has paid all installments of principal and interest, fees, expenses, charges and other amounts payable under the Loan Documents when due, except for the default interest covered by this Agreement.

2.                                      Acknowledgment of Debt.  The Borrower acknowledges that, as a result of the defaults of the Borrower, Lender has the option to declare that the indebtedness evidenced by the Notes is, absent the provision of this Agreement, due and payable without any claims, defenses, counterclaims, offsets, and/or cross-complaints, or demands of any kind or nature whatsoever.  The Borrower further acknowledges that the principal balance, accrued and unpaid interest, and late charges owed on each of the Notes as of the Effective Date, is as follows:

Note	Outstanding Principal Balance as of June 30, 2010	Accrued Interest as of June 30, 2010	Late Charges as of June 30, 2010	Total Principal, Interest, and Late Charges as of June 30, 2010
Term Fixed	$38,572,555.92	$201,655.22	0	$38,774,211.14
Term Note Libor	$12,005,668.44	$34,328.05	0	$12,039,996.49
Term Revolving Note	$1,155,872.24	$3,305.02	0	$1,159,177.26
Revolving Line of Credit Note	$6,750,000.00	$32,178.08	0	$6,782,178.08
TOTAL	$58,484,096.60	$271,466.37	0	$58,755,562.97

In addition to said principal and interest balances, the Lender has incurred, and will continue to incur, costs and legal expenses as a result of the Borrower’s defaults under the Loan Documents which amounts are, in accordance with the terms of the Loan Documents, due and payable by the Borrower.

3.                                      Forbearance Period.  Provided that the Conditions Precedent set forth below have first been satisfied and Borrower complies with the terms of this Agreement, the Lender agrees (i) it will not declare a default under the Loan Documents or enforce any remedies available to it under the Loan Documents or applicable law on account of the Borrower’s defaults beginning on the Effective Date, and ending on the earlier of an Event of Default (as defined below) or December 31, 2010 (the “Forbearance Period”); (ii) it approves the warranty settlement by and between Fagen, Inc. and the Borrower, dated as of July 2, 2010 (the “Warranty Settlement”), provided that all of the cash proceeds of the Warranty Settlement are used to reduce the principal balance of Note Three; and (iii) it approves the sale of equity in the Borrower in an amount of $4,500,000 to Project Viking, LLC, a Minnesota limited liability company (the “Project Viking Sale”), provided that all of the cash proceeds of the Project Viking Sale are used to reduce the principal balance of Note Three.

4.                                      Conditions Precedent.  As conditions precedent to the Lender’s forbearance, as set forth in the preceding paragraph, the following agreements, documents, and other items shall have been executed and/or delivered to the Lender, and the following events shall have occurred:

a.                                       Execution and Delivery of Agreement.  The Borrower shall have executed and delivered to the Lender this Agreement and any other documents and agreements ancillary or incident hereto.

b.                                      Execution and Delivery of Warranty Settlement Agreement.  The Warranty Settlement Agreement shall have been executed and delivered by all parties and by all indicated signatories thereto and a copy delivered to Lender.

c.                                       Execution and Delivery of Project Viking Sale Documents.  The Project Viking Sale documents shall have been executed and delivered by all parties and by all indicated signatories thereto and a copy delivered to Lender.

d.                                      Other Documentation.  The Borrower shall have obtained and delivered to the Lender any and all further documentation reasonably requested by the Lender.

e.                                       Fees.  The Borrower shall have paid a forbearance fee in the amount of $50,000.00 and all other costs and expenses incurred by Lender in connection with the execution of this Agreement, including, without limitation, reasonable attorneys’ fees.

5.                                      Interest Rates, Payment during Forbearance Period and Deferred Interest.  The parties agree that the Loans shall be repaid in accordance with the following terms:

a.                                       Interest.  Except as provided by subsection 5(b), interest shall continue to accrue on the unpaid principal balance of the Notes at the rates provided in the Loan Documents (including, as applicable, interest at the Default Rate specified in the Loan Documents).

b.                                      Default Interest.  Upon the payment of cash proceeds from the Warranty Settlement and the Project Viking Sale to the principal balance of Note Three, the unpaid principal balance of the Notes shall accrue at the contract rate specified in the Loan Documents, rather than the Default Rate.

c.                                       Payments During Forbearance Period.  During the Forbearance Period, the Borrower shall pay to Lender all periodic payments of principal and interest required under the Loan Documents and this Agreement on each Monthly Payment Date.

d.                                      Deferred Interest.

i.                                          Payment of interest accrued at the Default Rate prior to the Effective Date (the “Deferred Interest”) shall be deferred until the end of the Forbearance Period so long as the Borrower satisfies all of the obligations of this Agreement and otherwise complies with all loan covenants and payment obligations under the Loan Documents.

ii.                                       Provided that the Borrower complies with all loan covenants and payment obligations under the Loan Documents, Lender agrees to accept payment of an amount equal to fifty percent (50%) of the Deferred Interest at the end of the Forbearance Period in full satisfaction of the obligation of the Borrower to pay the Deferred Interest.  Upon such payment, the Lender shall waive the payment of the remaining fifty percent (50%) of the Deferred Interest.

6.                                      Distributions During Forbearance Period.  Notwithstanding any provisions contained in the Loan Documents, Borrower shall not make, or cause to be made, any Distributions other than Tax Distributions permitted by the Loan Documents during the Forbearance Period.

7.                                      Term Revolving Loan.  Notwithstanding any provisions contained in the MLA or the Fourth Supplement, advances pursuant to the Fourth Supplement and Note Two shall only be advanced for the purpose of funding the Shaw engineering and mercury emission Remediation Project (the “Shaw Remediation Project”).  Such advances shall not exceed $1,960,000.00. No advances shall be made on the Term Revolving Loan until the Lender receives “date-down endorsement” to its existing title insurance policy showing that marketable fee title to the Real Property is in the Borrower, subject only to the encumbrances specified in the Mortgage and any Permitted Liens and insuring the Mortgage to be a first lien on the Real Property subject only to Permitted Liens and encumbrances approved by Lender.  To obtain advances on the Term Revolving Loan the Borrower shall submit to the Lender written draw requests and project cost certifications in form and substance satisfactory to the Lender.  Within three (3) Business Days of its receipt of such draw request, the Lender shall notify the Borrower of its consent to or refusal of the requested Advance, and, if approved by the Lender, shall disburse funds to the parties identified in the draw request pursuant to the terms of the Lender’s consent of the draw request.  The Lender assumes no liability for the accuracy of any certifications presented to it nor for any request for Advances by the Borrower in violation hereof or of the Loan Documents.  The Lender shall disburse all Advances on the Revolving Term Loan in accordance with this Agreement to the person which is entitled thereto, as set forth in the draw request.  Each such draw request shall include a statement sworn to by the Borrower, listing the names, addresses, and telephone numbers, the work, labor, and/or materials to be supplied by, and the total estimated amounts to be paid with respect to the Shaw Remediation Project.  Lender shall receive a general lien waiver from all persons covering all disbursements made hereunder and an express lien waiver from each supplier and sub-contractor having a contract with respect to the Shaw Remediation Project in excess of ten thousand ($10,000.00) dollars through the date of the immediately preceding disbursement to it hereunder; except for the final disbursement, which shall be paid only upon receipt of all lien waivers from contractors, subcontractors and suppliers.  The Lender shall not disburse any Advance hereunder if there have been any changes in the status of title as set forth in the title insurance which have not been consented to in writing by the Lender and such change would have a Material Adverse Effect.  If any such change has not been so consented to, the Borrower shall promptly and at its sole cost and expense restore the status of title to that reflected in the title insurance.  The draw requests, mechanics’ lien waivers, certificates, and any and all other instruments or documents required to be delivered in connection with an Advance shall be in form and substance reasonably satisfactory to the Lender.

8.                                      Revolving Line of Credit.  Provided that the Conditions Precedent set forth in this Agreement are met by the Borrower, Lender agrees to renew the Revolving Loan subject to the conditions and terms set forth in the Second Amended and Restated Fifth Supplement to the master Loan Agreement (Revolving Line of Credit Loan) and Third Amended and Restated Revolving Line of Credit Note of even date herewith.

9.                                      Management Review.  The Borrower shall retain an independent management and operations consultant reasonably acceptable to the Lender to conduct a complete review of Borrower’s risk management, marketing, operations and financial systems and procedures, and the Lender hereby consents to such retention and the payment by the Borrower of the consulting fees and expenses relating thereto.  Such consultant shall provide the Borrower and the Lender with a written report summarizing its findings and recommendations on or before October 31, 2010.  Borrower shall cooperate and assist any such consultant, including, but not limited to permitting access to its facilities and offices and to the books, records and reports related to the operation of the Borrower’s business, wherever located.

10.                               Events of Default.  For purposes of this Agreement, “Event of Default” means (a) any Events of Default under the Loan Documents first occurring after the Effective Date, or at any prior date but regarding which the Lender did not have actual knowledge (excluding Events of Default relating to the matters for which forbearance is provided hereunder), or (b) the occurrence of any one or more of the following:

a.                                       Payment Defaults.  Borrower shall fail to pay, when due, any amounts required to be paid hereunder, including any amounts owed on the expiration of the Forbearance Period.

b.                                      Nonmonetary Defaults.  Borrower shall fail to observe or perform any covenant, condition, or agreement to be observed or performed by them under this Agreement for a period of ten (10) days after written notice, specifying such default and requesting that it be remedied, provided however that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower has commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given.

c.                                       Bankruptcy.  Any party to this Agreement shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy law or under any similar federal or state law, or shall have an order for relief pursuant to 11 U.S.C. § 303 entered in any such proceeding brought by any other creditor, or shall make a general assignment for the benefit of their creditors.

d.                                      Creditor Proceedings.  The commencement of foreclosure or other proceeding to obtain possession of the Real Property and/or the Collateral, whether by judicial proceeding, self help, repossession, garnishment, execution or any other method, by any creditor of the Borrower.

11.                               Remedies.  Upon the occurrence of an Event of Default (i) the entire unpaid balance of the Loans, including all unpaid principal, accrued interest, default charges and costs and expenses incurred by Lender in connection with the Loans, including attorney fees shall be immediately due and payable by Borrower, (ii) the Forbearance Period shall, at the option of Lender, terminate and Lender may, in its sole discretion, and without further demand or notice to Borrower, protect and enforce all of its legal, contractual and equitable rights and remedies under the Loan Documents or this Agreement, (iii) the Lender may apply all amounts that Borrower has on deposit with the Lender, including, without limitation, all escrowed funds, to the payment of the outstanding principal balance, accrued interest, default charges, and the costs and expenses of collection, including attorneys’ fees, in such order as Lender may deem appropriate, and (iv) the Lender may seek, and Borrower shall not object to, the appointment of a receiver for the Real Property and the Collateral.  Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

12.                               Waiver and Release.  To the extent any claims or defenses may exist, Borrower, on behalf of themselves and their respective successors and assigns, hereby forever and irrevocably release Lender and its officers, representatives, agents, attorneys, employees, predecessors, successors, and assigns, from any and all such claims and defenses, whether known or unknown arising out of any acts or omissions occurring prior to the date of this Agreement (including without limitation, those relating to late fees currently outstanding or previously paid), provided that Borrower does not waive any rights afforded it hereunder.

13.                               Effect of Agreement.  Except as expressly provided in this Agreement, the Loan Agreement, the Notes, the Mortgage and the Security Agreement remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to: (i) impair the validity, perfection or priority of any security interest or lien securing the Loans; (ii) waive or impair any rights, powers or remedies of the Lender under the Loan Agreement, the Notes, the Mortgage or the Security Agreement; or (iii) constitute an agreement by the Lender or require it to extend the Forbearance Period, or grant additional forbearance periods.

14.                               Representations and Warranties.  The Borrower represents and warrants to AgStar and Lender as follows:

a.                                       Borrower.  The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Minnesota and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its respective financial condition or operations.  The Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents and this Agreement.

b.                                      Execution.  The execution, delivery and performance by the Borrower of the this Agreement is within the Borrower’s powers, has been duly authorized by all necessary action, does not contravene:  (i) the articles of organization or operating agreements of the Borrower; or (ii) any law or any contractual restriction binding on or affecting the Borrower, and does not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms of the Loan Documents) upon or with respect to any of its respective properties.

c.                                       Enforceability.  This Agreement is, and each of the Loan Document to which the Borrower is a party are, or when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity.

d.                                      Litigation.  Except as specifically disclosed in writing to the Lender, there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower.  As of the date of this Agreement, there are no outstanding judgments against the Borrower.

15.                               Miscellaneous.

a.                                       Recitals Incorporated.  The Recitals set forth at the beginning of this Agreement are deemed incorporated herein, and the parties hereto represent they are true, accurate and correct.

b.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

c.                                       Severability.  If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from the remainder of such agreement and the validity, legality and enforceability of the remaining provisions shall not be adversely affected or impaired thereby and shall remain in full force and effect.

d.                                      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

e.                                       Entire Agreement.  This Agreement and the Loan Documents set forth the entire agreement between the parties pertaining to the transactions contemplated by this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the party against which enforcement is sought.

f.                                         Revival.  If the incurring of any debt or any payments of money or transfers of property made to the Lender by or on behalf of the Borrower contemplated by this Agreement or the Loan Documents (collectively, the “Transfer”) should for any reason subsequently be declared to be “voidable” or “avoidable” within the meaning of any state or federal law relating to creditor’s rights, including , without limitation, as fraudulent transfers, preferences or otherwise voidable or recoverable payments of money or transfers of property, in whole or in part, for any reason under the Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any Transfer, or the amount of any portion thereof, or upon the advice of its counsel is advised to do so, then, as to any such amount repaid or restored (including reasonable costs, expenses and attorneys’ fees of the Lender related thereto), the liability of the Borrower shall automatically be revived, reinstated and restored and shall exist as though such Transfer had never been made.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and delivered as of the date and year first above written.

July 2, 2010	HERON LAKE BIOENERGY, LLC,
a Minnesota limited liability company

	By	/s/ Robert J. Ferguson
Its: CEO

Dated: July 2, 2010	AGSTAR FINANCIAL SERVICES, PCA,
a United States instrumentality,

	By	/s/ Mark Schmidt
Mark Schmidt
Its: Vice President

[Signature page to Forbearance Agreement]